Exhibit 10.14

November 4, 2020

Elona Kogan

Re: Offer of Employment

Dear Elona:

I am pleased to offer you a position with Seer, Inc. (the “Company”) in accordance with the terms of this employment letter agreement (the “Agreement”).

1.
Title; Position; Location. You will serve as the Company’s General Counsel and Corporate Secretary. You will report to the Company’s Chief Executive Officer (the “CEO”) and will perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the CEO or such officer designated by the CEO. You will perform your duties from the Company’s corporate offices located in Redwood City (with the exception of the period during which any shelter-in-place order, quarantine order, or similar workfrom-home requirement affecting your ability to work at the Company’s corporate offices remains in effect), subject to customary travel as reasonably required by the Company and necessary to perform your job duties.
2.
Base Salary. Your initial annual base salary will be $54,080, increased to $335,000 as of January 1, 2021 (except as provided by the following sentence), which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Upon the later of January 1, 2021 and the effectiveness of the Company’s initial public offering, your annual base salary immediately will increase to $375,000. Your annual base salary will be subject to review and adjustment from time to time by our Board of Directors (our “Board”) or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.
3.
Annual Bonus. For the 2021 calendar year, until the effectiveness of the Company’s initial public offering, you will be eligible for a target annual cash bonus opportunity equal to thirty-five percent (35%) of your annual base salary. Upon the effectiveness of the Company’s initial public offering, your target annual cash bonus opportunity for the 2021 calendar year will immediately be increased to forty percent (40%) of your annual base salary. Any annual bonus will be subject to performance and other criteria established by the Board or the Committee, as applicable, in its sole discretion, and subject to your continued employment through the date that the bonus is paid to you. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion, and no amount of any annual bonus is guaranteed.

4.
Equity Awards.

a. Stock Options. It will be recommended that, subject to the approval of the Board, in its sole discretion, the Company grant you an award of stock options (the “Initial Option”) to purchase 800,000 shares of the Company’s Class A common stock (“Shares”) under the

Company’s 2017 Stock Incentive Plan (or any successor plan, as applicable) and applicable option agreement thereunder, with an exercise price per Share equal to the fair market value per Share on the Initial Option’s date of grant, as determined by the Board. The Company will recommend that the Initial Option be scheduled to vest and become exercisable as to one-fourth (1/4th) of the Shares subject to the Initial Option on the one-year anniversary of the Vesting Commencement Date (as defined further below), and as to one forty-eighth (1/48th) of the Shares subject to the Initial Option on a monthly basis thereafter on the same day of the month as the Vesting Commencement Date (or the last day of the month, if a particular month does not have a corresponding day), subject to your continued service with the Company or its subsidiaries through the applicable vesting date. “Vesting Commencement Date” means, with respect to your Initial Option, January 1, 2021.

5.
Restricted Stock Units. It will be recommended that, subject to the approval of the

Board, in its sole discretion, the Company grant you 100,000 restricted stock units covering the

Company’s Class A common stock (the “Initial RSUs”). The Company will recommend that the Initial RSUs vest as to fifty percent (50%) of the total restricted stock units subject to the grant on the eighteen (18)-month anniversary of a Qualifying IPO, and as to the remaining 50% on the three (3)-year anniversary of a Qualifying IPO, subject to both (1) your continued service with the Company through each vesting date, and (2) your completion of the Relocation (as defined below) by September 1, 2021. If the Relocation is not completed by September 1, 2021, the Initial RSUs will be immediately forfeited. The Initial RSUs will be granted under the 2020 RSU Equity Incentive Plan (or any successor plan, as applicable) and a restricted stock unit agreement thereunder. For purposes of this Agreement, a “Qualifying IPO” means either (i) the first underwritten public offering of the Company’s Class A Common Stock, or (ii) the listing and public trading of the Company’s Class A Common Shares on the New York Stock Exchange, the Nasdaq Stock Market or similar national exchange outside of the United States, in either case occurring within nine (9) years following the date of grant of the Initial RSUs.

6.
Relocation and Relocation Retention Bonus. You are required to relocate your primary residence to Redwood City or the surrounding Bay Area (the “Relocation”) by no later than September 1, 2021. If you fail to complete the Relocation so by such deadline, you agree that you will have materially breached the terms of this Agreement. Upon completion of your Relocation by September 1, 2021, you will be paid a relocation retention bonus of $100,000. This bonus will be paid to you in a lump sum, less applicable withholdings, within thirty (30) days following the completion of the Relocation, subject to your continued employment through the date that the bonus is paid to you.
7.
Employee Benefits. You will be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. Until the completion of your Relocation (but in all events ceasing for expenses incurred on or after September 1, 2021), the Company will reimburse you for reasonable airfare and hotel expenses incurred by you for your work-related travel between your primary residence and the Company’s primary location in Redwood City, California or the Company’s offices in San Diego, CA (the “Travel Reimbursements”), in accordance with the Company’s expense reimbursement policy as in effect from time to time and subject to the requirements described herein. In the event the Travel Reimbursements are taxable to you, the Company also will provide you with (or provide directly to the applicable taxing authorities) additional payments in the amount, as determined by the Company, necessary to pay federal, state and local income and employment taxes with respect to (x) such Travel Reimbursements and (y) such additional payments (the “Tax Neutrality Payments”). Any Tax Neutrality Payment will be calculated by the Company based on based on the withholding rates the Company has in effect for you at the time the Travel Reimbursement is reimbursed or provided to you (not to exceed the maximum statutory rates), and the Company’s determination of the Tax Neutrality Payment will be final and binding. In order to receive any taxable Travel Reimbursement or Tax Neutrality Payment, you must remain employed with the Company through the date the applicable Travel Reimbursement or Tax Neutrality Payment, as applicable, is paid or provided to you (or the applicable taxing authorities, as applicable). Further, you are expected to submit appropriate substantiation of airfare and hotel expenses eligible for Travel Reimbursement within thirty (30) days following the date such expenses are incurred, and, once appropriate substantiation (in the good faith determination of the Company) has been submitted, the Travel Reimbursement and any related Tax Neutrality Payment will be paid to you (or the applicable taxing authorities, as applicable) within thirty (30) days. In addition, the Company will also reimburse you for other reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.
8.
Severance. You will be eligible to participate in the Company’s severance benefit plan, program or policy established or to be established for senior-level employees that is applicable to you consistent with your position within the Company. Additional information regarding such arrangement will be provided to you following your commencement of employment with the Company or as such arrangement is established by the Company.
9.
Confidentiality Agreement. As an employee of the Company, you will have access to certain confidential information of the Company and, during the course of your employment, you may develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you agree to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment Agreement (the “Confidentiality Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Please note that we must receive your signed Confidentiality Agreement before your first day of employment.
10.
At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or other affiliate of the Company. Your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.
11.
Protected Activity Not Prohibited. The Company and you acknowledge and agree that nothing in this Agreement limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and

the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. In addition, nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, nor to deny employees the right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law. You further understand that you are not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, you acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Appendix A.
12.
Additional Employment Provisions. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. During the term of your employment with the Company, you agree to perform your duties faithfully and to the best of your abilities and will devote your full business efforts and time to rendering services to the Company hereunder. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Nothing in this Agreement shall prohibit you from (a) making and managing passive investments, or (b) participating in professional and charitable organizations in an unpaid capacity, in a manner, and to an extent, that will not interfere with your duties or obligations to the Company, including under the Confidentiality Agreement. You agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information. As a Company employee, you will be expected to abide by the Company’s rules and standards. You agree that in the rendering of all services to the Company and in all aspects of employment with the Company, you will comply in all material respects with all lawful directives, policies, standards and regulations from time to time established by the Company. You will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.
13.
Taxes. The Company (or its affiliate, as applicable) will have the right and authority to deduct from any payments or benefits under this Agreement all applicable federal, state, and local taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company (and its affiliate, as applicable) is permitted to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. Neither the Company nor any of its affiliates will have any responsibility, liability or obligation to pay your taxes arising from or relating to any payments or benefits under this Agreement. This Agreement and the terms herein are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and any formal guidance promulgated thereunder (“Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed by Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be so exempt. You must be employed by the Company on the payment date in order to receive any taxable Travel Reimbursements or Tax Neutrality Payments. Accordingly, such reimbursements and benefits are intended to be exempt from Section 409A pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. Nonetheless, any taxable reimbursements payable to you under Section 7 above will be paid, less applicable withholdings, only with respect to expenses incurred while you are employed by the Company, no later than the last day of your taxable year immediately following your taxable year in which the expense was incurred by you. No such amounts reimbursable to you in one taxable year of yours will affect the amounts reimbursable to you in another taxable year. In no event will the Company or any of its affiliates have any responsibility, liability or obligation to reimburse or indemnify you, or hold you harmless, for any tax imposed, or other costs incurred, as a result of Section 409A.

To accept the Company’s offer, please sign and date in the spaces indicated below and return this Agreement to me. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be November 6, 2020 (your “Start Date”). This Agreement, along with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This Agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by a duly authorized officer of the Company (excluding yourself). This Agreement will be governed by the laws of the State of California but without regard to the conflict of law provision. This offer of employment will terminate if it is not accepted, signed and returned by November 5, 2020.

We look forward to your favorable reply and to working with you at Seer, Inc.

Sincerely,
SEER, INC.

By: /s/ Omid Farokhzad
Omid Farokhzad
CEO
Seer, Inc.

Agreed to and accepted:

/s/ Elona Kogan

Elona Kogan

Dated: November 4, 2020

Enclosures

•
Duplicate Original Letter
•
At-Will Employment, Confidential Information, Invention Assignment Agreement
•
DE 2515
•
DE 2511
•
DFEH 185
•
Rights of Victims of Domestic Violence

Appendix A

Section 7 of the Defend Trade Secrets Act of 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”